 EXHIBIT 7.03

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) dated October 22, 2007, is made and entered into by and among those persons identified as the existing majority shareholder parties on Schedule A, attached hereto and incorporated herein by reference (collectively the “Shareholder Parties”, and individually a “Shareholder Party”), Macquarie Infrastructure Partners International, L.P., Macquarie Infrastructure Partners Canada, L.P., Macquarie Infrastructure Partners A, L.P. (collectively, “MIP”), and GS Direct, LLC (“Goldman” and together with MIP and the Shareholder Parties, the “Parties”).

WHEREAS, concurrently with the execution of this Agreement, the Parties have made a proposal (the “Proposal”) to Waste Industries USA, Inc., a North Carolina corporation (the “Company”), pursuant to which, if the Proposal is accepted by the Company, a newly-formed Delaware limited liability company to be formed by the Parties (the “Parent”) and a newly-formed, wholly-owned subsidiary of Parent (“Merger Sub”) will enter into an agreement and plan of merger with the Company substantially in the form of the draft agreement and plan of merger submitted to the Company contemporaneously with the Proposal (as may be modified from time to time in a form agreed to by the Parties, the “Merger Agreement”);

WHEREAS, as of the date hereof, each Shareholder Party is the record owner of the number of shares of common stock, no par value per share (“Common Stock”), of the Company set forth opposite such Shareholder Party’s name on Schedule A hereto (such shares, together with any other shares of Common Stock acquired by any Shareholder Party after the date hereof, being collectively referred to herein as the “Party Shares”); and

WHEREAS, as a condition to each Party’s willingness to support the Proposal and cause Parent and Merger Sub to enter into the Merger Agreement, each Party has required that all of the other Parties enter into this Agreement and agree to support the Proposal, as more specifically set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties agree as follows:

1.  Defined Terms.  Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Merger Agreement.

2.  Agreements of Parties.

(a)  Voting.  Subject to the terms and conditions of this Agreement, from the date hereof until the Termination Date (as defined in Section 4 hereof), at any meeting of the stockholders of the Company however called or any adjournment thereof, each Shareholder Party agrees to vote all of his or its respective Party Shares (or cause them to be voted), (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby (unless the Board of Directors of the Company withdraws, modifies, qualifies or amends, in a manner adverse to Parent or Merger Sub, the Recommendation in accordance with the terms of the Merger Agreement and such withdrawal, modification, qualification or amendment is effective at the time of such meeting or adjournment thereof), (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Alternative Proposal and (iv) against any agreement (or any amendment to any agreement in existence on the date hereof), amendment of the Company Charter Documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger.  Any such vote shall be cast by the Shareholder Parties in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote.  Notwithstanding the foregoing, in no event shall the obligations of each Shareholder Party set forth in this Section 2(a) or any Party elsewhere in this Agreement convey to any other Party or any other person voting power in the election of directors of the Company, sole or shared ownership of any Party Shares, or sole or shared power to vote any Party Shares or to direct the exercise of voting power of any Party Shares.

(b)  Restriction on Transfer; Proxies; Non-Interference; etc.  Other than a Permitted Transfer (as hereinafter defined), from the date hereof until the Termination Date, no Shareholder Party shall directly or indirectly (i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding (collectively, a “Transfer”) with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Party Shares (or any right, title or interest thereto or therein), (ii) deposit any Party Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Party Shares (each, an “Assignment”), (iii) take any action that would make any representation or warranty of such Shareholder Party set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying such Shareholder Party from performing any of his or its obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 2(b).  Notwithstanding the foregoing, any Shareholder Party, (a) may Transfer any of the Party Shares, or execute an Assignment with respect to Party Shares, if such Transfer or Assignment is made to a family member or a controlled affiliate of such Shareholder Party or is made to a trust or similar vehicle in connection with estate planning purposes; provided that, in each case, the transferee, trustee, proxy holder, or beneficiary of the Party Shares resulting from such Transfer or Assignment executes a joinder agreement, reasonably acceptable to each of the MIP entities and Goldman, whereby such transferee, proxy holder or beneficiary would become a party to this Agreement and become subject to all of the rights and obligations hereunder, (b) at any time after the termination of the Merger Agreement, may sell no more than 25,000 Party Shares in the open market in any six-month period, (c) if the Merger Agreement is not entered into on or prior to December 31, 2007 and the Company and Parties are not actively negotiating a proposal to acquire the Company at such date, may sell no more than 25,000 Party Shares in the open market in any six-month period thereafter or (d) with the prior written consent of each of the MIP entities and Goldman (which consent may be withheld in their sole discretion), may Transfer any of the Party Shares, or execute an Assignment with respect to Party Shares, other than as contemplated in clauses (a), (b) and (c)  (each of the foregoing clauses (a) through (d), a “Permitted Transfer”).  Each Shareholder Party shall cause the Company to instruct the Company’s transfer agent to place appropriate restrictive legends with respect to such Shareholder Party’s Party Shares in order to reflect the transfer limitations and other provisions contained in this Agreement.

(c)  No Solicitation.  Subject to Section 5 hereunder, each Shareholder Party agrees it shall not nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) initiate, solicit, encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to, the Company or any of its Subsidiaries in connection with, or have any discussions with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) adopt, endorse or recommend, or propose publicly to adopt, endorse or recommend, any Alternative Proposal, (iv) adopt, endorse or recommend, or propose to adopt, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement, or (vi) resolve to propose or agree to do any of the foregoing.

3.  Representations and Warranties of the Parties.  Each Party hereby represents and warrants to each of the other Parties as follows:

(a)  Execution.  This Agreement has been duly executed and delivered by such Party and, assuming due and valid authorization, execution and delivery hereof by the other Parties hereto, constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(b)  Consents and Approvals; No Violations.  Except for the filing of a Schedule 13D with the Securities and Exchange Commission, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the performance by such Party of his or its obligations hereunder.  Neither the execution and delivery of this Agreement by such Party, nor the performance by such Party of his or its obligations hereunder, will (A) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to such Party or any of his or its properties or assets or (B) violate, breach, conflict with or constitute a default under any of the terms, conditions or provisions of any agreement or other instrument or obligation to which such Party is a party, or by which it or any of his or its properties or assets may be bound or affected.

(c)  Ownership of Shares.  Such Party who is a Shareholder Party owns, of record, all of the Party Shares listed opposite his or its name on Schedule A hereto. Such Shareholder Party owns all such Party Shares free and clear of any proxy, voting restriction, adverse claim or other Lien that affects voting rights (except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States).  Without limiting the foregoing, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, such Shareholder Party has sole voting power and sole power of disposition with respect to all such Party Shares, with no restrictions on such Party’s rights of voting or disposition pertaining thereto, and no Person other than such Shareholder Party has any right to direct or approve the voting or disposition of any such Party Shares.  Such Shareholder Party does not own of record, any securities of the Company other than the Party Shares listed opposite his or its name on Schedule A hereto, which constitute all such Shareholder Party’s Party Shares.

(d)  Brokers.  Except for any fees paid to MIP and Goldman, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company or any of its subsidiaries in connection with the transactions contemplated by the Proposal, this Agreement or the Merger Agreement based upon arrangements made by or on behalf of any Party.

4.  Termination.  The obligations of each Shareholder Party under Section 2 of this Agreement shall terminate on the first to occur of (a) the Effective Time, (b) the date that is eighteen months after the date of this Agreement, (c) a termination of the Merger Agreement that results in a Parent Termination Fee becoming due and payable by Parent pursuant to Section 7.2(b) of the Merger Agreement or (d) if the Merger Agreement is not entered into on or prior to December 31, 2007, and the Company and Parties are not negotiating a proposal to acquire the Company at such date and no Alternative Proposal is made after the date hereof, June 30, 2008 (the first to occur of (a), (b), (c) and (d) being the “Termination Date”).  Any liability for failure to comply with the terms of this Agreement shall survive such termination.

5.  Action in Stockholder Capacity Only.  The parties acknowledge that this Agreement is entered into by each Shareholder Party in his or its capacity as owner of the applicable Party Shares and that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company from taking any action in his or her capacity as a director or officer of the Company that is necessary for him or her to comply with his or her fiduciary duties as a director or officer of the Company, including, without limitation, furnishing information or participating in his or her capacity as a director or officer of the Company in any discussions or negotiations in accordance with Section 5.3 of the Merger Agreement.

6.  Expenses.  Each Party hereto shall pay its own fees and expenses (including fees and expenses of its agents, representatives and attorneys) incurred by or on behalf of it in connection with the negotiation, drafting, execution, delivery and performance of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the performance of their respective obligations hereunder and thereunder.

7.  Additional Shares.  Until the Termination Date, each Shareholder Party shall promptly notify the other Parties of the number of shares of Common Stock, if any, as to which such Shareholder Party acquires record or beneficial ownership after the date hereof.  Any shares of Common Stock as to which any Shareholder Party acquires record or beneficial ownership after the date hereof and prior to the Termination Date shall be Party Shares for purposes of this Agreement.  Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Common Stock, the number of shares constituting Party Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other voting securities of the Company issued to Parties in connection therewith.

8.  Publicity.  Each Party consents to Parent and Merger Sub publishing and disclosing such Party’s identity and ownership of Common Stock by the Shareholder Parties and the nature of such Party’s commitments, arrangements and understandings under this Agreement.  No Party shall issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of the Requisite Parties, except as may be required by applicable Law. “Requisite Parties” means MIP, Goldman and Lonnie C. Poole, Jr.

9.  Further Assurances.  From time to time, at the request of any other Party and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to, in the most expeditious manner practicable, effect the purposes of this Agreement.

10.  Entire Agreement.  This Agreement constitutes the final agreement between the parties hereto and is the complete and exclusive expression of agreement of the parties hereto with respect to the subject matter hereof.  All prior and extemporaneous negotiations, communications, arrangements and agreements between the parties hereto on the subject matters contained in this Agreement, whether written or oral, are expressly merged into and superseded by this Agreement.

11.  Assignment; Binding Effect.  This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective successors and permitted assigns.  No Party may assign any of his or its rights, or delegate any of his or its obligations or any performance, arising under or relating to this Agreement voluntarily or involuntarily, whether by operation of law, merger, consolidation, dissolution or any other manner, without the prior unanimous written consent of the other Parties.  Any purported assignment of rights or delegation of obligations or performance in violation of this Section 11 is void and of no force or effect.

12.  Amendments; Waiver.  The Parties hereto may not amend, modify or supplement this Agreement except pursuant to a written instrument making specific reference to this Agreement that identifies itself as an amendment, modification or supplement to this Agreement and that is signed by the Requisite Parties; provided that no provision of this Agreement may be amended or modified in a manner that disproportionately and materially adversely affects a Party without such Party’s consent.  No purported waiver of any provision of this Agreement will be effective unless effected pursuant to a written instrument signed by the Party or Parties hereto against whom enforcement of such waiver is sought.  The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver.  No failure on the part of any Party hereto to exercise, and no delay in exercising, any right, power or remedy under this Agreement operates as a waiver thereof.  This Agreement does not, and is not intended to, confer any rights or remedies upon any Person other than the Parties to this Agreement.

13.  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14.  Counterparts.  The Parties hereto may execute this Agreement in one or more counterparts, each of which constitutes an original copy of this Agreement and all of which, collectively, constitute only one agreement.  The signatures of all the Parties hereto need not appear on the same counterpart.

15.  Descriptive Headings.  The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement.

16.  Notices.

(a)  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt).  All communications hereunder shall be delivered to the respective Parties hereto at such Party’s address set forth on the signature pages herein; or, in each case, to such other address as the Person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.

17.  Drafting.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

18.  Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial; Specific Performance.

(a)  The laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.

(b)  The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any Federal court located in the State of New York, if a basis for federal court jurisdiction is present, and otherwise, in any court in the County and State of New York over any legal proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereto hereby irrevocably agrees that all claims in respect of such legal proceeding may be heard and determined in such courts.  The Parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such legal proceeding brought in such court or any claim that such legal proceeding brought in such court has been brought in an inconvenient forum.  Each of the Parties hereto agrees that a judgment in such legal proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)  Each of the Parties hereto hereby irrevocably consents to process being served by any Party to this Agreement in any legal proceeding by delivery of a copy thereof in accordance with the provisions of Section 16.

(d)  To the extent permitted by applicable Law, each Party hereto, knowingly, voluntarily and intentionally, irrevocably waives all right of trial by jury in any legal proceeding arising out of or relating to this Agreement, all documents, agreements and instruments executed in connection with this Agreement and the transactions contemplated hereby and thereby (whether in contract tort or otherwise) and whether occurring prior to or after the date of this Agreement.

(e)           The Parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Without prejudice to the rights and remedies otherwise available to each Party hereto, each Party hereto shall be entitled, without the requirement of a posting of a bond or other security to seek equitable relief, including an injunction or specific performance, in the event of any breach of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

/s/ Lonnie C. Poole, Jr.
Name: Lonnie C. Poole, Jr.
Address for Notices:	401 Ramblewood Drive
Raleigh, NC 27609

/s/ Lonnie C. Poole, III
Name: Lonnie C. Poole, III
Address for Notices:	3301 Benson Drive
Suite 601
Raleigh, NC 27609

/s/ Scott J. Poole
Name: Scott J. Poole
Address for Notices:	7901 Strickland Road
Suite 115
Raleigh, NC 27615

/s/ Jim W. Perry
Name: Jim W. Perry
Address for Notices:	7215 Manor Oaks Drive
Raleigh, NC 27615

LONNIE C. POOLE, III IRREVOCABLE TRUST (TAILWALKER TRUST)

By:	/s/ Scott J. Poole
Name: Scott J. Poole
Title: Trustee
	Address for Notices:	7901 Strickland Road
Suite 115
Raleigh, NC 27615

LONNIE C. POOLE, III IRREVOCABLE TRUST (TAILWALKER NON-GST TRUST)

By:	/s/ Scott J. Poole
Name: Scott J. Poole
Title: Trustee
	Address for Notices:	7901 Strickland Road
Suite 115
Raleigh, NC 27615

LONNIE C. POOLE, JR. GRANTOR TRUST DATED MAY 1, 1995

By:	/s/ Lonnie C. Poole, III
Name: Lonnie C. Poole, III
Title: Trustee
	Address for Notices:	3301 Benson Drive
Suite 601
Raleigh, NC 27609

/s/ Scott J. Poole
Name: Scott J. Poole
Address for Notices:	7901 Strickland Road
Suite 115
Raleigh, NC 27615

MACQUARIE INFRASTRUCTURE PARTNERS A L.P., BY ITS GENERAL PARTNER, MACQUARIE INFRASTRUCTURE PARTNERS U.S. GP LLC, BY ITS MANAGER AND ATTORNEY-IN-FACT, MACQUARIE INFRASTRUCTURE PARTNERS INC.

By:	/s/ Chris Leslie
Name: Chris Leslie
Title: President

By:	/s/ Mark Wong
Name: Mark Wong
Title: Treasurer

Address for Notices:
Macquarie Infrastructure Partners
125 West 55th Street, 9th Floor
New York, NY 10019

MACQUARIE INFRASTRUCTURE PARTNERS INTERNATIONAL L.P., BY ITS GENERAL PARTNER, MACQUARIE INFRASTRUCTURE PARTNERS U.S. GP LLC, BY ITS MANAGER AND ATTORNEY-IN-FACT, MACQUARIE INFRASTRUCTURE PARTNERS INC.

By:	/s/ Chris Leslie
Name: Chris Leslie
Title: President

By:	/s/ Mark Wong
Name: Mark Wong
Title: Treasurer

Address for Notices:
Macquarie Infrastructure Partners
125 West 55th Street, 9th Floor
New York, NY 10019

MACQUARIE INFRASTRUCTURE PARTNERS CANADA, L.P., BY ITS GENERAL PARTNER, MACQUARIE INFRASTRUCTURE PARTNERS CANADA GP LTD., BY ITS MANAGER AND ATTORNEY-IN-FACT, MACQUARIE INFRASTRUCTURE PARTNERS INC.

By:	/s/ Chris Leslie
Name: Chris Leslie
Title: President

By:	/s/ Mark Wong
Name: Mark Wong
Title: Treasurer

Address for Notices:
Macquarie Infrastructure Partners
125 West 55th Street, 9th Floor
New York, NY 10019

GS DIRECT, LLC

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Managing Director
Address for Notices:
c/o Goldman Sachs
85 Broad Street
New York, NY 10004
Attention: Gerry Cardinale

SCHEDULE A

SHAREHOLDER PARTY SHARES

SHAREHOLDER PARTY	SHARES OWNED
Lonnie C. Poole, Jr.	2,239,468
Lonnie C. Poole, III	767,226
Lonnie C. Poole, III Irrevocable Trust (Tailwalker Trust)	25,736
Lonnie C. Poole, III Irrevocable Trust (Tailwalker Non-GST Trust)	407,110
Scott J. Poole	676,780
Lonnie C. Poole, Jr. Grantor Trust dated May 1, 1995	1,741,729
Jim W. Perry	1,366,057